Pepsi Bottling Group (ticker: PBG, exchange: New York Stock Exchange)

News Release — 06/06/06

The Pepsi Bottling Group Announces Leadership Changes In Mexico; Rogelio Rebolledo Named Chairman of PBG Mexico, Pablo Lagos Appointed President & General Manager of Mexican Business

SOMERS, N.Y.—(BUSINESS WIRE)—June 6, 2006—The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced two key leadership changes in its Mexican operations. Rogelio Rebolledo has been appointed Chairman of PBG Mexico effective immediately. As he assumes this new role, he will step down as President and Chief Executive Officer. Pablo Lagos, 50, currently Chief Operating Officer of PBG Mexico, has been named President and General Manager of the business. His appointment is also effective immediately.

In this new role of Chairman, Mr. Rebolledo, 61, will continue to provide stewardship over the long-term strategy of PBG Mexico while also focusing on innovation and other business development activities. Since joining PBG Mexico as President and CEO in January 2004, Mr. Rebolledo has made substantial progress in the business by repositioning and expanding the Company’s non-carbonated beverage business in Mexico and developing the leadership team. As President and General Manager of PBG Mexico, Mr. Lagos will add the marketing, manufacturing and logistics, finance, legal and human resources functions to his roster of responsibilities.

PBG Chairman and Chief Executive Officer John T. Cahill said, “Our business in Mexico has improved significantly under Rogelio’s leadership, with negative trends reversing to positive growth. I am pleased that he will continue to focus on developing our business in a market with such high-growth potential. Throughout his career, Rogelio has been successful in developing strong leaders in each of the organizations he has led, and PBG Mexico is no exception. The business partnership Rogelio and Pablo have forged over the past several years has prepared Pablo to assume this leadership role. Since joining PBG, Pablo has utilized his sharp business acumen to develop a comprehensive understanding of the beverage business in Mexico. As he takes on his new responsibilities, I am confident that our business will continue to progress under his stewardship.”

Mr. Rebolledo has spent three decades working in the Pepsi system, primarily building Frito-Lay’s international business. He joined PepsiCo in 1976 as Marketing Director for Sabritas, the Mexican salty snack food unit of Frito-Lay International (FLI). Following a series of successive assignments throughout Latin America, he was appointed President of Sabritas in 1986. Mr. Rebolledo led FLI’s acquisition of Gamesa, Mexico’s leading biscuit company, in 1990. In 1993, Mr. Rebolledo was named President of FLI Latin America. During his tenure in this role, he led the rapid expansion of Frito-Lay’s presence in the region from four to 15 countries. Two years later, his responsibilities were expanded to include Asia Pacific, where he developed a successful business model for the market in China. In 2001, Mr. Rebolledo was appointed President and CEO of Frito-Lay International, a position he held until joining PBG Mexico in January 2004. Mr. Rebolledo earned a Bachelor of Science degree in chemical engineering from the National University of Mexico and a master’s degree in business administration from the University of Iowa.

Mr. Lagos began his career with Pepsi-Cola International in the Latin American beverage business in 1983. He progressed through increasingly responsible positions and, in 1991, joined FLI’s Gamesa business in Mexico as part of Mr. Rebolledo’s leadership team. He was responsible for restructuring Gamesa’s manufacturing and logistics system. Mr. Lagos next served as National Sales Vice President and in 1996, was named President of FLI in Chile. In 2001, his responsibilities were expanded to include the businesses in Peru and Ecuador. The following year, he returned to his native Mexico as Vice President of Sales and Operations for Sabritas. Mr. Lagos was named Chief Operating Officer of PBG Mexico in October 2003. He holds a Bachelor of Science degree in industrial and systems engineering from the Monterrey Institute of Technology, Mexico. He also earned Master of Science degrees in both industrial engineering and operations research and a master’s degree in business administration, all from Stanford University.

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey.

CONTACT: For The Pepsi Bottling Group, Inc.

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Kelly McAndrew, 914-767-7690

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Mary Winn Settino, 914-767-7216

SOURCE: The Pepsi Bottling Group, Inc.